Unity Bancorp, Inc.
64 Old Highway 22
Clinton, NJ 08809
800 618-BANK
www.unitybank.com

NewsNewsNewsNews

For Immediate Release:
September 18, 2009

News Media & Financial Analyst Contact:
Alan Bedner, EVP
Chief Financial Officer
(908) 713-4308

Unity Bank Elects Dr. Austin H. Kutscher, Jr., as Board Member

Clinton, NJ – Unity Bancorp, Inc. (NASDAQ: UNTY), parent company of Unity Bank, announced today that Unity Bank’s Board of Directors elected Dr. Austin H. Kutscher to the Board of the  Bank.  Dr. Kutscher is employed by Hunterdon Cardiovascular Associates and is a practicing physician at the Hunterdon Medical Center’s Department of Cardiology, Flemington, NJ.

“Unity Bank is extremely fortunate to have Dr. Kutscher join our institution,” said President and Chief Executive Officer, James A. Hughes.  “Dr. Kutscher is a well-known physician, as well as former Mayor of Flemington, and  an active businessman in the Hunterdon County community.  The Board and I are convinced that Dr. Kutscher will be a proactive Director and will assist in stimulating Unity’s recognition as a premier community bank.”

Unity Bancorp, Inc., is a financial service organization headquartered in Clinton, New Jersey, with approximately $914 million in assets and $731 million in deposits.  Unity Bank provides financial services to retail, corporate and small business customers through its 16 retail service centers located in Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey and Northampton County, Pennsylvania.  For additional information about Unity visit our website at www.unitybank.com or call 800 618-BANK.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance.  These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals.  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.